FINANCIAL STATEMENTS AND

INDEPENDENT AUDITOR’S REPORT

STARLIGHT PLACE, LP

DECEMBER 31, 2011

STARLIGHT PLACE, LP

TABLE OF CONTENTS

PAGE
INDEPENDENT AUDITOR’S REPORT	1

FINANCIAL STATEMENTS:

BALANCE SHEET	2-3

STATEMENT OF OPERATIONS	4

STATEMENT OF CHANGES IN PARTNERS’ CAPITAL	5

STATEMENT OF CASH FLOWS	6

NOTES TO FINANCIAL STATEMENTS	7-12

ACCOMPANYING INFORMATION:

SUPPLEMENTAL INFORMATION	13

PAILET, MEUNIER and LeBLANC, L.L.P.

Certified Public Accountants

Management Consultants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners

Starlight Place, LP

We have audited the accompanying balance sheet of Starlight Place, LP, as of December 31, 2011 and the related statements of operations, changes in partners’ capital and cash flows for the year then ended. These financial statements are the responsibility of the partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the Standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Starlight Place, LP as of December 31, 2011 and the results of its operations, changes in partners’ capital and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Pailet, Meunier and LeBlanc, L.L.P.

Metairie, Louisiana

February 23, 2012

3421 N. Causeway Blvd., Suite 701 • Metairie, LA 70002 • Telephone (504) 837-0770 • Fax (504) 837-7102 201 St. Charles Ave., Suite 2500 • New Orleans, LA 70170 • Telephone (504) 599-5905 • Fax (504) 837-7102

www.pmlcpa.com Member of

I G A F P O L A R I S - A Global Association of Independent Firms • PCAOB – Public Company Accounting Oversight Board AICPA: Center for Public Company Audit Firms (SEC) • Governmental Audit Quality Center • Private Companies Practice Section (PCPS)

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STARLIGHT PLACE, LP

BALANCE SHEET

DECEMBER 31, 2011

ASSETS
Current Assets
Cash	$41,328
Accounts receivable	452
Prepaid expenses	1,426

Total Current Assets	43,206

Restricted Reserves and Escrows Tax escrow	23,928
Tenant security deposits	9,050
Replacement reserve	102,350
Operating deficit reserve	42,032

Total Restricted Reserves and Escrows	177,360

Property and Equipment
Land	248,710
Land improvements	663,095
Building	3,687,417
Furniture and equipment	86,585
4,685,807
Less: Accumulated depreciation	(966,221)
Property and equipment, net	3,719,586

Other Assets
Monitoring fee, net of accumulated amortization	4,420
Total other assets	4,420
Total assets	$3,944,572

See auditors’ report and accompanying notes

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STARLIGHT PLACE, LP

BALANCE SHEET

DECEMBER 31, 2011

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities
Accounts payable	$3,628
Prepaid rents	880
Current portion mortgage payable	2,316
Tenant security deposits	9,050
Total current liabilities	15,874

Other liabilities
Mortgage payable, net of current portion	362,214
Total liabilities	362,214

Partners’ equity	3,566,484

Total Liabilities and Partners’ Capital	$3,944,572

See auditors’ report and accompanying notes

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STARLIGHT PLACE, LP

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

Income from rental operations
Rental income	$259,400
Interest credit subsidy	11,007
Tenant charges	3,303
Interest income	206

Total Revenue	273,916

Operating expenses
Maintenance and operating	54,315
Utilities	8,021
Administrative	65,419
Taxes and insurance	67,847
Investor service fee	12,863
Interest	27,685
Depreciation	136,589
Amortization	520

Total Operating Expenses	373,259

Net Loss	$(99,343)

See auditors’ report and accompanying notes

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STARLIGHT PLACE, LP

STATEMENT OF CHANGES IN PARTNERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2011

	General Partner	Limited Partners	Total
Balance - January 1, 2011	$(32)	$3,665,859	$3,665,827

Net Loss	(5)	(99,338)	(99,343)

Balance - December 31, 2011	$(37)	$3,566,521	$3,566,484

See auditors’ report and accompanying notes

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STARLIGHT PLACE, LP

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2011

Cash flows from operating activities:
Net Loss	$(99,343)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	137,109
(Increase) decrease in accounts receivable	186
(Increase) decrease in accounts receivable - property tax refund	1,100
(Increase) decrease in prepaid expenses	(60)
Increase (decrease) in accounts payable	(17)
Increase (decrease) in security deposits payable	400
Increase (decrease) in prepaid rent	(338)
Total adjustments	138,380
Net cash provided (used) by operating activities	39,037

Cash flows from investing activities:
Investment in rental property	(2,446)
(Deposit) withdrawal tax and insurance escrow	(1,545)
(Deposit) withdrawal replacement reserve	(17,518)
(Deposit) withdrawal operating deficit reserve	(28)
(Deposit) withdrawal security deposit account	(400)
Net cash provided (used) by investing activities	(21,937)

Cash flows from financing activities:
Principal payments on mortgage	(2,162)
Net cash provided (used) by financing activities	(2,162)

Net increase (decrease) in cash and equivalents	14,938
Cash and equivalents, beginning of year	26,390

Cash and equivalents, end of year	$41,328

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest Expense	$27,685

See auditors’ report and accompanying notes

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STARLIGHT PLACE, LP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011

NOTE A - NATURE OF OPERATIONS

Starlight Place, LP (the “Partnership”) was formed in 2005 under the laws of the State of Georgia for the purpose of constructing and operating a 52-unit apartment community, known as Starlight Place, and located in Americus, Georgia. The community is financed by a USDA Rural Development (“RD”) Section 538 Loan, and therefore is regulated by RD as to rent charges and operating methods.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following significant accounting policies have been followed in the preparation of the financial statements:

Basis of accounting

The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

Cash and cash equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less at the acquisition date. Restricted cash is not considered cash equivalents.

Concentration of credit risk

The Partnership maintains its cash balances and reserve balances in bank deposits that at times may exceed federally insured limits. The Partnership has not experienced any losses associated with these deposits. The Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

Tenant Rent Receivables

Management considers tenant rent receivables to be fully collectible; accordingly, no allowance for doubtful accounts is required Uncollectible rent receivables are charged to operations upon management’s determination that collection of the receivable is unlikely.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations using the straight-line method over their estimated service lives of 40 years for real property, 5 years for personal property, and 15 years for land improvements. Depreciation expense for the year ended December 31, 2011 was $136,589. As of December 31, 2011, accumulated depreciation was $966,221.

Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized. When items of property or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in income.

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STARLIGHT PLACE, LP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of long-lived assets

The Partnership reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition. If the long-lived asset is considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount exceeds the fair value as determined from an appraisal, discounted cash flows analysis, or other valuation technique. There were no impairment losses recognized during 2011.

Intangible assets

Monitoring fees have been recorded at cost. Amortization has been provided for using the straight-line method over 15 years. Amortization expense for the year ended December 31, 2011 was $520. As of December 31, 2011, accumulated amortization was $3,380.

Rental Income

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Partnership and tenants of the property are operating leases.

Income Taxes

No income tax provision has been included in the financial statements since income or loss of the Partnership is required to be reported by the partners on their respective income tax returns. On January 1, 2009, the Partnership applied the guidance on accounting for uncertain tax provisions in FASB ASC 740, Income Taxes. The Partnership is no longer subject to income tax examinations for calendar years prior to 2008.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Accounting Standards Codification

The Financial Accounting Standards Board (“FASB ASC”) became the sole authoritative source of generally accepted accounting principles in the United States of America for periods ending after September 15, 2009. The FASB ASC incorporates all authoritative literature previously issued by a standard setter. Adoption of the FASB ASC has no effect on the Partnership’s financial position, results from operations, partners’ equity, or cash flows. References to the authoritative accounting literature in the notes to the financial statements are to the FASB ASC.

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STARLIGHT PLACE, LP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011

NOTE C - TENANT SECURITY DEPOSITS

Security deposits collected from tenants are held in a separate bank account. The account’s status at December 31, 2011, is:

Tenant security deposit cash account	$9,050
Tenant security deposits payable balance	(9,050)

Excess (Deficit)	$-

NOTE D - REPLACEMENT RESERVE

In accordance with the provisions of the mortgage agreement restricted cash is held by Capstone Realty Advisors, to be used for replacement of property as follows:

Beginning balance	$84,832
Add: Deposits	17,518
Less: Reserve releases	-

Ending balance, as confirmed by bank	$102,350

NOTE E - REQUIRED RESERVES

In accordance with the provisions of the mortgage agreement, certain reserves are required to be established to be used for budgeted expense items and loan payments as follows:

Rent-up reserve	$36,228
Operating deficit reserve	5,804

Total	$42,032

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STARLIGHT PLACE, LP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011

NOTE F - MORTGAGE PAYABLE

The mortgage was payable to Lewiston State Bank (care of Bonneville Mortgage Company) and was transferred to Capstone Realty Advisors in December 2007. The mortgage is secured by a deed of trust on the rental property. The note bears interest at the rate of 7.57% per annum. Principal and interest are payable by the Partnership in monthly installments of $2,487 through April 1, 2034.

The obligation arising from the Loan Agreement has been secured through a Loan Note Guarantee (the USDA Guarantee) under the Section 538 Guaranteed Rural Rental Housing Program pursuant to which the USDA will guarantee 90% of the losses realized under the Promissory Note.

Under an interest credit and rental assistance agreement with Rural Development, an interest credit is provided, thus reducing the interest rate approximately 3% annually. The interest credit is treated as additional income with interest expense being recorded at the note rate. An annual application as required by Rural Development must be submitted in order to be eligible for the interest credit. Eligibility began when the construction loan converted to a permanent loan on April 1, 2006.

Aggregate annual maturities for the mortgage payable over each of the next five years are as follows:

December 31, 2012	$2,316
2013	2,498
2014	2,694
2015	2,905
2016	3,133
and thereafter	350,984
Total	$364,530

NOTE G - MANAGEMENT FEES

The Partnership is managed by Boyd Management, Inc., pursuant to an agreement effective June 29, 2005 and renewed February 2011. During the year ended December 31, 2011, Boyd Management, Inc. earned management fees of $23,088 and management fees payable amounted to $148 at December 31, 2011.

The rental property’s on-site employees are employed by Boyd Management, Inc. Total payroll and benefit costs reimbursed to the management company for the year ended December 31, 2011 totaled $37,920.

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STARLIGHT PLACE, LP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011

NOTE H - RELATED PARTY TRANSACTIONS

Asset Management Fee

The Partnership shall pay the Limited Partner an annual asset management fee of $2,500, increasing in subsequent years by the consumer price index. The minimal fee of $2,500 shall be payable in annual installments; provided, however, that if in any year net operating income is insufficient to pay the full $2,500, the unpaid portion thereof shall accrue and be payable on a cumulative basis in the first year in which there is sufficient net operating income. As of December 31, 2011, $8,993 was earned and $0 remains payable.

Incentive Management Fee

The Partnership shall pay to the general partner through the compliance period an annual incentive management fee equal to 35% of net operating income commencing in 2005. If the incentive management fee is not paid in any year, it shall not accrue for payment in subsequent years. As of December 31, 2011, $1,935 was earned and $0 remains payable.

Tax Credit Compliance Fee

The Partnership shall pay to the general partner through the compliance period an annual tax credit compliance fee equal to 35% of net operating income commencing in 2005. If the tax credit compliance fee is not paid in any year, it shall not accrue for payment in subsequent years. As of December 31, 2011, $1,935 was earned and $0 remains payable.

NOTE I - PARTNERSHIP PROFITS, LOSSES AND DISTRIBUTIONS

Profits and losses from operations are allocated 99.97% to the limited partner, 0.01% to the Georgia limited partner, 0.01% to the special limited partner, 0.005% to the non-profit limited partner, and 0.005% to the general partner. Any and all Georgia tax credits shall be allocated to the Georgia limited partner. Cash flow shall be paid out in the following order and priority:

First, to pay the deferred management fee, if any;

Second, to pay the current asset management fee that was not paid monthly and then to pay any accrued asset management fees that have not been paid in full from previous years;

Third, to pay the principal and then interest on the development fee;

Fourth, to pay operating loans, if any, limited to 100% of the net operating income remaining after reduction for the payments made first to third;

Fifth, to pay the incentive management fee;

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STARLIGHT PLACE, LP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011

NOTE I - PARTNERSHIP PROFITS, LOSSES AND DISTRIBUTIONS (CONTINUED)

Six, to pay the tax credit compliance fee; and,

Seventh, the balance, 29.98% to the limited partner, 0.01% to the Georgia limited partner, 0.01% to the special limited partner, 0.005% to the non-profit partner, and 69.995% to the general partner.

NOTE J - COMMITMENTS AND CONTINGENCIES

Interest Credit and Rental Assistance Agreement

Under an agreement with RD, mortgage subsidy is provided that reduces the effective interest rate on the mortgage to approximately 3% over the life of the loan agreement. RD may terminate the agreement if it determines that no subsidy is necessary or if the Partnership is determined to be in violation of the loan agreement or RD rules or regulations.

Housing Tax Credits

As incentive for investment equity, the Partnership applied for and received an allocation certificate for housing tax credits established by the Tax Reform Act of 1986. To qualify for the tax credits, the Partnership must meet certain requirements, including attaining a qualified basis sufficient to support the credit allocation. In addition, tenant eligibility and rental charges are restricted in accordance with Internal Revenue Code Section 42. Management has certified that each tax credit unit has met these qualifications to allow the credits allocated to each unit to be claimed.

Compliance with these regulations must be maintained in each of the fifteen consecutive years of the compliance period. Failure to maintain compliance with occupant eligibility, unit gross rent, or to correct noncompliance within a reasonable time period could result in recapture of previously claimed tax credits plus interest.

NOTE K - SUBSEQUENT EVENTS

FASB ASC 855, Subsequent Events, addresses events which occur after the balance sheet date but before the issuance of financial statements. An entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that existed after the balance sheet date. Additionally, Topic 855 requires disclosure relative to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued or were available to be issued. Management evaluated the activity of Starlight Place, LP through February 23, 2012, the date the financial statements were issued, and concluded that no subsequent events have occurred that would require recognition in the Financial Statements or disclosure in the Notes to the Financial Statements.

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STARLIGHT PLACE, LP

SUPPLEMENTAL INFORMATION

DECEMBER 31, 2011

A.	SCHEDULES OF MAINTENANCE & OPERATING, UTILITIES, ADMINISTRATIVE, AND TAX & INSURANCE

2011
Operating and Maintenance:
Maintenance & Repairs	$20,153
Maintenance & Repairs - Payroll	14,519
Painting & Decorating	1,094
Grounds	18,549
Total	54,315

Utilities:
Electricity	$7,140
Water	339
Gas & Sewer	246
Garbage & Trash Removal	296
Total	$8,021

Administrative:
Site Management Payroll	$18,596
Management Fees	23,088
Project Auditing Expense	6,475
Legal Expense	516
Advertising Expense	54
Telephone & Answering Service	951
Office Supplies	3,228
Training Expense	369
Administrative - Taxes & Insurance	4,848
Miscellaneous Expenses	7,294
Total	$65,419

Taxes and Insurance:
Real Estate Taxes	$50,749
Property & Liability Insurance	17,048
Other Taxes and Insurance	50
Total	$67,847

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